Exhibit 99.1

REPORT OF VOTING RESULTS

Annual and Special Meeting of Holders of Trust Units

May 8, 2008

National Instrument 51-102 Continuous Disclosure Obligations
Section 11.3

MATTERS VOTED ON

Votes By Ballot
Annual Meeting Matters		Outcome of Vote	Votes For	Votes Withheld

1.	The election of the following nominees as directors of Provident Energy Ltd. to hold office until the close of the next annual meeting or until their successors are appointed: (a) John B. Zaozirny (b) Grant D. Billing (c) Thomas W. Buchanan (d) Hugh A. Fergusson (e) Randall J. Findlay (f) Norman R. Gish (g) Bruce R. Libin (h) Dr. Robert W. Mitchell (i) M.H. (Mike) Shaikh (j) Jeffrey T. Smith	Passed	-	-
2.	The appointment of PricewaterhouseCoopers LLP, Chartered Accountants, as auditors of Provident Energy Trust to hold office until the close of the next annual meeting.	Passed	-	-
3.	The re-appointment of Computershare Trust Company of Canada as trustee of Provident Energy Trust until the next annual meeting.	Passed	-	-
Votes By Ballot
Special Meeting Matters		Outcome of Vote	Votes For	Votes Withheld

1.	The approval of amendments to the Trust Unit Option Plan regarding the extension of option expiry dates which fall within or soon after a "black out" period.	Passed (92.8%)	74,141,701	5,749,353
2.	The approval of amendments to the trust indenture of Provident Energy Trust to permit the Trust to use its funds to repurchase trust units pursuant to an issuer bid.	Passed (93.85%)	74,975,630	4,915,326